UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 0-11749

                                  SCIOS INC.
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            (Exact name of registrant as specified in its charter)

     820 WEST MAUDE AVENUE, SUNNYVALE, CALIFORNIA 94085 (408) 616-8200
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   COMMON STOCK, PAR VALUE $0.001 PER SHARE
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           (Title of each class of securities covered by this Form)

                                     NONE
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       [X]         Rule 12h-3(b)(1)(i)       [ ]
     Rule 12g-4(a)(1)(ii)      [ ]         Rule 12h-3(b)(1)(ii)      [ ]
     Rule 12g-4(a)(2)(i)       [ ]         Rule 12h-3(b)(2)(i)       [ ]
     Rule 12g-4(a)(2)(ii)      [ ]         Rule 12h-3(b)(2)(ii)      [ ]
                                           Rule 15d-6                [ ]

     Approximate number of holders of record as of the certification or notice
     date: Common Stock, par value $0.001 per share:    1


     Pursuant to the requirements of the Securities Exchange Act of 1934, Scios Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  April 29, 2003                 By:  /s/ John T. Crisan
                                         ------------------------------------
                                         John T. Crisan
                                         Secretary